Exhibit 99.1
Press Release
TREEHOUSE FOODS TO ACQUIRE OPERATING BUSINESS OF E.D SMITH INCOME FUND
Winona, ON June 25, 2007 – E.D. Smith Income Fund (JAM-UN.TO) (the “Fund”) today announced that it has entered into a definitive agreement with TreeHouse Foods, Inc. (NYSE:THS) (“TreeHouse”) pursuant to which TreeHouse will acquire substantially all of the assets of the Fund, consisting of all of the outstanding shares of E.D. Smith & Sons, Limited, all of the outstanding shares of E.D. Smith & Sons GP Ltd., certain indebtedness of E.D. Smith & Sons Limited and all of the LP units of E.D. Smith & Sons LP. Under the agreement, TreeHouse will acquire the assets of the Fund for approximately CDN$217 million, plus the assumption of existing debt and transaction costs. It is anticipated that the cash purchase price will allow cash to be received by unitholders of E.D. Smith Income Fund of up to CDN$9.15 per unit subject to a holdback of CDN$0.60 per unit to cover certain contingencies associated with a potential tax liability, expenses and wind up costs. These contingencies may reduce the amount that is ultimately received by unitholders.
The transaction, which is subject to approval by the Fund’s unitholders by two-thirds of the votes cast at a special meeting, regulatory approval and other customary closing conditions, is expected to close near the end of the third quarter of 2007. The Fund will set a record date for a special meeting of unitholders to approve the terms of the transaction and the wind up of the Fund which is expected to be held by the end of August, 2007.
The Fund is subject to a “no-shop” restriction on its ability to solicit third party proposals, provide information and engage in discussions with third parties. The no-shop provision is subject to a “fiduciary out” provision that allows the Fund to provide information and participate in discussions with respect to any acquisition proposal and which the Board of Trustees has determined in good faith constitutes or is reasonably likely to result in a Superior Proposal.
The Fund may terminate the Agreement under certain circumstances, including if the Board of Trustees determines in good faith it has received a Superior Proposal. If the Fund terminates the Agreement to accept a Superior Proposal it must pay a termination fee of CDN$8,000,000 to TreeHouse. TreeHouse will have the right to match any Acquisition Proposal that the board of Trustees has determined is a Superior Proposal.
The sale of the Fund’s assets is the outcome of a previously announced strategic review process by the Board. E.D. Smith Income Fund’s financial advisor, Genuity Capital Markets, has provided an opinion to the Board of Trustees of the Fund that the consideration payable under the transaction is fair from a financial point of view to unitholders. The Fund’s Board of Trustees has unanimously determined that the Agreement and the proposed transaction are fair to and in the best interests of the Fund’s unitholders. Accordingly, the Board has unanimously recommended that the unitholders vote in favour of the special resolution to approve the proposed sale and the winding-up of the Fund.
“We have conducted an extensive review of the strategic alternatives available to the E.D. Smith Income Fund and believe this deal provides our unitholders with an attractive price for the business and a material premium to the recent trading levels of the units”, said Jack Scott, Chairman of the E.D. Smith Income Fund. “We are excited about partnering with TreeHouse as our combined resources will allow E.D. Smith to execute its strategic plan and grow the E.D. Smith business”, commented Martin Thrasher, Interim President and Chief Executive Officer of E.D. Smith.

The all cash transaction will be financed through borrowings under TreeHouse’s existing $500 million credit facility. “E.D. Smith is a great company and we are excited about the category and geographic opportunities it brings to TreeHouse”, said Sam K. Reed, Chairman and CEO of TreeHouse Foods, Inc. “In Canada, it is the leading private label manufacturer in nine key dry grocery categories with outstanding relationships with key retailers that will open up opportunities for our U.S. based business. In the U.S., it is the leading producer of private label salad dressings which will be a great compliment to our portfolio and is in a growth category aligned with healthy eating. Further, our U.S. food service business will open up an exciting new distribution channel for E.D. Smith’s product portfolio.”
E.D. Smith operates production facilities in Winona, Ontario, Seaforth, Ontario, Cambridge, Ontario and North East, Pennsylvania, and employs approximately 800 people. E.D. Smith’s headquarters will remain in Winona, Ontario.
JP Morgan and TD Securities are acting as financial advisors to TreeHouse in connection with the transaction. Genuity Capital Markets is advising E.D. Smith Income Fund on the transaction.
The Fund also announced that the arbitrator appointed to resolve a disagreement over the amount of the final purchase price owing in connection with the 2006 purchase of Seaforth Creamery Inc. has made his final determination. As a consequence the Fund is liable to make an additional payment in respect of the unpaid portion of the purchase price in the amount of approximately CDN$8,036,000 plus accrued interest from April 10, 2007. The Fund had previously reserved CDN$3,164,000 in respect of this additional liability in its financial statements. Payment of CDN$4,670,000 of the awarded amount will be made from a CDN$20 million letter of credit previously arranged by the Fund for the specific purpose of making the final installment payment for the acquisition. The remaining balance of the payment of CDN$3,366,000 plus accrued interest will be made from the Fund’s operating credit facility.
ABOUT E.D. Smith Income Fund
E.D. Smith Income Fund is an unincorporated, open-ended trust that owns E.D. Smith & Sons, Limited (the “Company”) and its subsidiaries. Founded in 1882 and headquartered in Winona, Ontario, E.D. Smith is a leading manufacturer of a diverse portfolio of high quality branded and private label food products. The Company markets and distributes its products to the food retail and foodservice markets in Canada and the U.S. The Company’s products range from fruit-based products, which include jams (including jellies, marmalades and spreads) pie fillings, and ketchup, to sauces, which include pasta sauces, salsa, barbeque sauces specialty sauces and syrups, to oil-based products, which include pourable and spoonable salad dressings and marinades.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup and infant feeding products, salsa, Mexican sauces and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expect,” “seek to,”

“anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. The Fund’s annual information form dated March 27, 2007 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Fund expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.
CONTACT
Bruce Smith
Executive Vice President & CFO
E. D. Smith Income Fund
Tel: (905) 643-1211 ext. 5220
bsmith@edsmith.com